Exhibit 10.39
FORM OF AMENDMENT
TO
EXECUTIVE SEVERANCE AGREEMENT
     This Amendment to the Executive Severance Agreement (this “Amendment”) by and between Town Sports International, LLC (the “Company”), and                                         (“Executive”) is effective as of December                     , 2008.
     WHEREAS, Executive and the Company are parties to an Executive Severance Agreement dated as of January 22, 2008 (the “Executive Severance Agreement”); and
     WHEREAS, Executive and the Company desire to amend the Executive Severance Agreement in a manner intended to bring it into compliance with the final regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended.
     NOW, THEREFORE, in consideration of the mutual covenants in this Agreement, the parties agree that the Executive Severance Agreement is amended as set forth below:
     1. The definition of “Constructive Termination” is hereby amended by adding the following at the end thereof:
“; provided, however, that none of the foregoing conditions or events shall constitute Constructive Termination unless (A) the Executive shall have provided written notice to the Company within ninety (90) days after the occurrence of such condition or event describing the condition or event claimed to constitute Constructive Termination and (B) the Company shall have failed to remedy the condition or event within thirty (30) days of its receipt of such written notice.”
     2. Section 2(c) is amended in its entirety to read as follows:
     “(c) Separation Release Agreement. The eligibility for receipt of benefits under this Agreement as described in Section 3 (the “Severance Benefits”) is expressly conditioned upon the following: (i) the Executive’s signing of a release in which the Executive releases and/or waives any and all claims the Executive may have against the Company within the time specified therein but in no event later than fifty (50) days of the Termination Date and (ii) the release becoming effective. The Company shall provide to Executive the release no later than three (3) days following Executive’s Termination Date. If Executive does not timely execute and deliver to the Company such release, or if Executive executes such release but revokes it, no Severance Benefits shall be paid.”
     3. Section 3 is amended by inserting an “(a)” at the beginning thereof.
     4. Section 3(a)(i) is hereby amended by deleting “beginning thirty (30) days following the Termination Date or as soon as administratively practicable thereafter” and replacing it with “payable as described in Section 3(b) below”.

     5. The second sentence of Section 3(a)(ii) is amended by inserting at the end thereof the following: “but no later than March 15 of the year following the year to which the bonus relates”.
     6. Section 3 is amended by inserting new subsection (b) at the end thereof to read as follows:
     “(b) Timing of Payments.
     (i) The Severance Benefits described in section 3(a)(i) shall be paid, minus applicable deductions, including deductions for tax withholding, in equal payments on the regular payroll dates during the one-year period following Executive’s termination of employment. Commencement of payments of the Severance Benefits described in Section 3(a)(i) shall begin on the first payroll date that occurs at least 60 days after the Termination Date, but which may be accelerated by no more than 30 days (the “Starting Date”) provided that Executive has satisfied the requirements of Section 2(c). The first payment on the payment Starting Date shall include those payments that would have previously been paid if the payments of the Severance Benefits had begun on the first payroll date following the Termination Date. This timing of the commencement of benefits is subject to Section 15 below.
     (ii) All Severance Benefits shall be completed by, and no further Severance Benefits shall be payable after, December 31 of the second taxable year following the year in which Executive’s termination of employment occurs.
     (iii) Executive’s entitlement to the payments of the Severance Benefits described in the Section 3(a)(i) shall be treated as the entitlement to a series of separate payments for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”).
     (iv) For purposes of this Agreement, “termination of employment” shall mean a “separation of service” as defined in Section 409A of the Code and Treasury Regulations Section 1.409A-1(h) without regard to the optional alternative definitions available thereunder.
     7. Section 15 is amended in full to read as follows:
     “(a) Potential Delay of Payment. Notwithstanding any other provisions of this Agreement, any payment under this Agreement of the Severance Benefits that the Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Code shall not be paid or payment commenced until six months after Executive’s Termination Date or Executive’s death. On the earliest date on which such payments can be made or commenced without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.

     (b) Section 409A Savings Clause. It is intended that any amounts payable under this Agreement shall either be exempt from Section 409A of the Code or shall comply with Section 409A (including Treasury regulations and other published guidance related thereto) so as not to subject Executive to payment of any additional tax, penalty or interest imposed under Section 409A of the Code. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A of the Code yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Executive. Notwithstanding the foregoing, the Company makes no representations regarding the tax treatment of any payments hereunder, and the Executive shall be responsible for any and all applicable taxes, other than the Company’s share of employment taxes on the severance payments provided by the Agreement.
     8. Effect of this Amendment. Except as set forth herein, the Executive Severance Agreement remains in full force and effect. All references to the Executive Severance Agreement shall be deemed references to the Executive Severance Agreement as amended by this Amendment.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date and year first above written.

TOWN SPORTS INTERNATIONAL, LLC

By:

Name:

Title:

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